Exhibit 1.1

Constitution

Orbital Engine Corporation Limited ABN 32 009 344 058 (“Company”)

A Company Limited by Shares

Mallesons Stephen Jaques

Level 10

Central Park

152 St George’s Terrace

Perth WA 6000

Australia

T +61 8 9269 7000

F +61 8 9269 7999

DX 91049 Perth

www.mallesons.com

NRH:DHP:09-5106-9644

Exhibit 1.1

Constitution

Contents

1	Share capital and variation of rights	1

1.1	Directors to issue shares	1
1.2	Preference shares	1
1.3	Class meetings	1
1.4	Non-recognition of interests	1
1.5	Joint holders of shares	2

2	Lien	2

2.1	Lien on share	2
2.2	Lien on loans under employee incentive schemes	2
2.3	Lien on distributions	2
2.4	Exemption from article 2.1 or 2.2	2
2.5	Extinguishment of lien	2
2.6	Company’s rights to recover payments	3
2.7	Reimbursement is a debt due	3
2.8	Sale under lien	3
2.9	Limitations on sale under lien	3
2.10	Transfer on sale under lien	3
2.11	Irregularity or invalidity	4
2.12	Proceeds of sale	4

3	Calls on shares	4

3.1	Directors to make calls	4
3.2	Time of call	4
3.3	Members’ liability	4
3.4	Joint holders’ liability	4
3.5	Non-receipt of notice	4
3.6	Interest on default	4
3.7	Fixed instalments	5
3.8	Differentiation between holders as to calls	5
3.9	Prepayment of calls and interest	5

4	Forfeiture of shares	5

4.1	Notice requiring payment of call	5
4.2	Contents of notice	5
4.3	Forfeiture for failure to comply with notice	5
4.4	Dividends and distributions included in forfeiture	6
4.5	Sale or re-issue of forfeited shares	6
4.6	Notice of forfeiture	6
4.7	Surrender instead of forfeiture	6
4.8	Cancellation of forfeiture	6
4.9	Effect of forfeiture on former holder’s liability	6
4.10	Evidence of forfeiture	6
4.11	Transfer of forfeited share	7
4.12	Registration of transferee	7
4.13	Irregularity or invalidity	7

5	Transfer of shares	7

5.1	Forms of instrument of transfer	7

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5.2	Execution and delivery of transfer	7
5.3	Effect of registration	7
5.4	Company to register forms without charge	8
5.5	Power to refuse to register	9
5.6	Obligation to refuse to register	9
5.7	Written notice to security holder of holding lock or refusal	9
5.8	Company to retain instrument of transfer	9

6	Transmission of shares	9

6.1	Transmission of shares on death	9
6.2	Information given by personal representative	10
6.3	Death of joint owner	10
6.4	Transmission of shares on bankruptcy	10
6.5	Transmission of shares on mental incapacity	10

7	General meetings	11

7.1	Annual general meeting	11
7.2	Convening a general meeting	11
7.3	Notice of general meeting	11
7.4	Calculation of period of notice	11
7.5	Cancellation or postponement of a meeting	11
7.6	Notice of cancellation or postponement of a meeting	12
7.7	Contents of notice of postponement of meeting	12
7.8	Number of clear days for postponement of meeting	12
7.9	Business at postponed meeting	12
7.10	Proxy, attorney or Representative at postponed meeting	12
7.11	Non-receipt of notice	13
7.12	Director entitled to notice of meeting	13

8	Proceedings at general meetings	13

8.1	Membership at a specified time	13
8.2	Reference to a Member	13
8.3	Number for a quorum	13
8.4	Requirement for a quorum	14
8.5	If quorum not present	14
8.6	Adjourned meeting	14
8.7	Appointment and powers of chairman of general meeting	14
8.8	Absence of chairman at general meeting	14
8.9	Conduct of general meetings	15
8.10	Adjournment of general meeting	15
8.11	Notice of adjourned meeting	15
8.12	Questions decided by majority	15
8.13	Equality of votes - casting vote for chairman	16
8.14	Voting on show of hands	16
8.15	Poll	16
8.16	Entitlement to vote	16
8.17	Voting on a poll for partly paid shares	17
8.18	Fractions disregarded for a poll	17
8.19	Joint shareholders’ vote	17
8.20	Effect of unpaid call	17
8.21	Validity of vote in certain circumstances	17
8.22	Objection to voting qualification	18

9	The Directors	18

9.1	Number of Directors	18
9.2	Change of number of Directors	18

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9.3	Rotation of Directors	18
9.4	Office held until conclusion of meeting	19
9.5	Directors to retire	19
9.6	Director elected at general meeting	19
9.7	Eligibility for election as Director	19
9.8	Casual vacancy or additional Director	19
9.9	Remuneration of Directors	19
9.10	Additional or special duties	20
9.11	Expenses	20
9.12	Director’s interests	20
9.13	Vacation of office of Director	21

10	Powers and duties of Directors	21

10.1	Directors to manage or direct business of the Company	21
10.2	Specific powers of Directors	22
10.3	Appointment of attorney	22
10.4	Provisions in power of attorney	22
10.5	Signing of cheques	22
10.6	Committees	22
10.7	Powers delegated to Committees	22
10.8	Appointment of Managing and Executive Directors	22
10.9	Termination of appointment of Managing or Executive Director	22
10.10	One Managing Director exempt	23
10.11	Remuneration of Managing and Executive Directors	23
10.12	Powers of Managing and Executive Directors	23
10.13	Powers of delegation	23

11	Proceedings of Directors	23

11.1	Directors’ meetings	23
11.2	Director may convene a meeting	24
11.3	Questions decided by majority	24
11.4	Alternate Director or proxy and voting	24
11.5	Chairman of Directors	24
11.6	Absence of chairman at Directors’ meeting	24
11.7	Chairman’s casting vote at Directors’ meetings	24
11.8	Appointment of Alternate Director	24
11.9	Alternate Director and meetings	24
11.10	Alternate Director’s powers	25
11.11	Alternate Director responsible for own acts and defaults	25
11.12	Alternate Director and remuneration	25
11.13	Termination of appointment of Alternate Director	25
11.14	Appointment or termination in writing	25
11.15	Alternate Director and number of Directors	25
11.16	Director attending and voting by proxy	25
11.17	Quorum for Directors’ meeting	26
11.18	Remaining Directors may act	26
11.19	Chairman of Committee	26
11.20	Meetings of Committee	26
11.21	Determination of questions	26
11.22	Circulating resolutions	26
11.23	Validity of acts of Directors	26

12	Secretary	27

12.1	Appointment of Secretary	27
12.2	Suspension and removal of Secretary	27
12.3	Powers, duties and authorities of Secretary	27

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13	Seals	27

13.1	Safe custody of common seals	27
13.2	Use of common seal	27

14	Inspection of records	27

14.1	Inspection by Members	27
14.2	Right of a Member to inspect	28

15	Dividends and reserves	28

15.1	Payment of dividend	28
15.2	No interest on dividends	28
15.3	Reserves and profits carried forward	28
15.4	Calculation and apportionment of dividends	28
15.5	Deductions from dividends	29
15.6	Distribution of specific assets	29
15.7	Resolution of distribution difficulties	29
15.8	Payments in respect of shares	30
15.9	Effectual receipt from one joint holder	30
15.10	Election to reinvest dividend	30
15.11	Election to accept shares in lieu of dividend	30
15.12	Unclaimed dividends	30

16	Capitalisation of profits	31

16.1	Capitalisation of reserves and profits	31
16.2	Applying a sum for the benefit of Members	31
16.3	Implementing the resolution	31

17	Service of documents	32

17.1	Document includes notice	32
17.2	Methods of service	32
17.3	Post	32
17.4	Fax or electronic transmission	32
17.5	Evidence of service	32
17.6	Joint holders	32
17.7	Persons entitled to shares	33

18	Winding up	33

18.1	Distribution of assets	33
18.2	Powers of liquidator to vest property	33
18.3	Shares issued on special terms	33

19	Indemnity and insurance	33

19.1	Indemnity	33
19.2	Insurance	34
19.3	Contract	34

20	Restricted Securities	34

20.1	Disposal during Escrow Period	34
20.2	Breach of Restriction Agreement or Listing Rules	34

21	Small Holdings	34

21.1	Divestment Notice	34
21.2	Relevant Period	35
21.3	Company can sell Relevant Shares	35
21.4	No obligation to sell	35

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21.5	Company as Member’s attorney	36
21.6	Conclusive evidence	36
21.7	Registering the purchaser	36
21.8	Payment of proceeds	36
21.9	Costs	37
21.10	Remedy limited to damages	37
21.11	Dividends and voting suspended	37
21.12	Twelve month limit	37
21.13	Effect of takeover bid	37
21.14	Definitions	38

22	Definitions and interpretation	38

22.1	Definitions	38
22.2	Interpretation	40
22.3	Corporations Act	41
22.4	Listing Rules interpretation	41
22.5	Headings and Parts	41
22.6	Replaceable rules not to apply	41
22.7	Currency	41
22.8	Application of Listing Rules	42

Schedule 1 - Rights attaching to preference shares		43

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Constitution

1	Share capital and variation of rights

1.1	Directors to issue shares

The issue of shares in the Company is under the control of the Directors who may:

(a)	issue and cancel shares in the Company;

(b)	grant options over unissued shares in the Company; and

(c)	settle the manner in which fractions of a share, however arising, are to be dealt with,

subject to the Corporations Act, the Listing Rules and any special rights conferred on the holders of any shares or class of shares.

1.2	Preference shares

The Company may not issue preference shares (including redeemable preference shares) and issued shares may not be converted into preference shares unless the rights attached to the preference shares are as set out in schedule 1 or have been otherwise approved by special resolution.

1.3	Class meetings

The provisions of this Constitution relating to general meetings apply so far as they are capable of application and with any necessary changes to every separate meeting of the holders of a class of shares except that:

(a)	a quorum is constituted by at least two persons who, between them, hold or represent one-third of the issued shares of the class (unless only one person holds all of the shares of the class, in which case that person constitutes a quorum); and

(b)	any holder of shares of the class, present in person or by proxy, or attorney or Representative, may demand a poll.

1.4	Non-recognition of interests

Except as required by law, the Company is not required to recognise:

(a)	a person as holding a share on any trust; or

(b)	any other interest in any share or any other right in respect of a share except an absolute right of ownership in the registered holder,

whether or not it has notice of the trust, interest or right.

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1.5	Joint holders of shares

Where two or more persons are registered as the joint holders of shares then they are taken to hold the shares as joint tenants with rights of survivorship, but the Company is not bound:

(a)	to register more than three persons as joint holders of a share; or

(b)	to issue more than one certificate or holding statement in respect of shares jointly held.

2	Lien

2.1	Lien on share

To the extent permitted by law, the Company has a first and paramount lien on every share for:

(a)	all due and unpaid calls and instalments in respect of that share;

(b)	all money which the Company has been called on by law to pay, and has paid, in respect of that share;

(c)	interest at the Prescribed Interest Rate on the amount due from the date it becomes due until payment; and

(d)	reasonable expenses of the Company in respect of the default on payment.

2.2	Lien on loans under employee incentive schemes

The Company also has a first and paramount lien on each share registered in the name of the Member for all money payable to the Company by the Member under loans made under an employee incentive scheme.

2.3	Lien on distributions

A lien on a share under article 2.1 or 2.2 extends to all distributions in respect of that share, including dividends.

2.4	Exemption from article 2.1 or 2.2

The Directors may at any time exempt a share wholly or in part from the provisions of article 2.1 or 2.2.

2.5	Extinguishment of lien

The Company’s lien on a share is extinguished if a transfer of the share is registered without the Company giving notice of the lien to the transferee.

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2.6	Company’s rights to recover payments

A Member must reimburse the Company on demand in writing for all payments the Company makes to a government or taxing authority in respect of the Member, the death of a Member or the Member’s shares or any distributions on the Member’s shares, including dividends, where the Company is either:

(a)	obliged by law to make the relevant payment; or

(b)	advised by a lawyer qualified to practice in the jurisdiction of the relevant government or taxing authority that the Company is obliged by law to make the relevant payment.

The Company is not obliged to advise the Member in advance of its intention to make the payment.

2.7	Reimbursement is a debt due

The obligation of the Member to reimburse the Company is a debt due to the Company as if it were a call on all the Member’s shares, duly made at the time when the written demand for reimbursement is given by the Company to the Member. The provisions of this Constitution relating to non-payment of calls, including payment of interest and sale of the Member’s shares under lien, apply to the debt.

2.8	Sale under lien

Subject to article 2.9, the Company may sell, in any manner the Directors think fit, any share on which the Company has a lien.

2.9	Limitations on sale under lien

A share on which the Company has a lien may not be sold by the Company unless:

(a)	an amount in respect of which the lien exists is presently payable; and

(b)	the Company has, not less than 14 days before the date of sale, given to the registered holder of the share or the person entitled to the share by reason of the death or bankruptcy of the registered holder, a notice in writing setting out, and demanding payment of, the amount which is presently payable in respect of which the lien exists.

2.10	Transfer on sale under lien

For the purpose of giving effect to a sale under article 2.8, the Company may receive the consideration, if any, given for the share so sold and may execute a transfer of the share sold in favour of the purchaser of the share, or do all such other things as may be necessary or appropriate for it to do to effect the transfer. The purchaser is not bound to see to the application of the purchase money.

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2.11	Irregularity or invalidity

The title of the purchaser to the share is not affected by any irregularity or invalidity in connection with the sale of the share under article 2.8.

2.12	Proceeds of sale

The proceeds of a sale under article 2.8 must be applied by the Company in payment of the amount in respect of which the lien exists as is presently payable, and the residue, if any, must be paid to the person entitled to the share immediately before the sale.

3	Calls on shares

3.1	Directors to make calls

The Directors may:

(a)	make calls on a Member in respect of any money unpaid on the shares of that Member, if the money is not by the terms of issue of those shares made payable at fixed times;

(b)	make a call payable by instalments; and

(c)	revoke or postpone a call.

3.2	Time of call

A call is taken to be made at the time when the resolution of the Directors authorising the call is passed.

3.3	Members’ liability

Each Member must, upon receiving not less than 30 business days’ notice specifying the time or times and place of payment, pay to the Company by the time or times, and at the place, so specified the amount called on that Member’s shares.

3.4	Joint holders’ liability

The joint holders of a share are jointly and severally liable to pay all calls in respect of the share.

3.5	Non-receipt of notice

The non-receipt of a notice of any call by, or the accidental omission to give notice of a call to, a Member does not invalidate the call.

3.6	Interest on default

If a sum called in respect of a share is not paid before or on the day appointed for payment of the sum, the person from whom the sum is due must pay interest on the sum to the time of actual payment at the Prescribed Interest Rate. The Directors may waive payment of that interest wholly or in part.

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3.7	Fixed instalments

Subject to any notice requirements under the Listing Rules, any sum that, by the terms of issue of a share, becomes payable on issue of the share or at a fixed date, is to be taken to be a call duly made and payable on the date on which by the terms of issue the sum becomes payable. In the case of non-payment, all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise apply as if the sum had become payable by virtue of a call duly made and notified.

3.8	Differentiation between holders as to calls

The Directors may, on the issue of shares, differentiate between the holders of the shares as to the amount of calls to be paid and the times of payment.

3.9	Prepayment of calls and interest

The Directors may:

(a)	accept from a Member the whole or a part of the amount unpaid on a share even if no part of that amount has been called; and

(b)	authorise payment by the Company of interest on the whole or any part of an amount so accepted, until the amount becomes payable, at such rate, not exceeding the Prescribed Interest Rate, as is agreed between the Directors and the Member paying the sum.

4	Forfeiture of shares

4.1	Notice requiring payment of call

If a Member fails to pay a call or instalment of a call on the day appointed for payment of the call or instalment, the Directors may, at any time afterwards during such time as any part of the call or instalment remains unpaid, give a notice to the Member requiring payment of so much of the call or instalment as is unpaid, together with any interest that has accrued and all costs and expenses that may have been incurred by the Company by reason of that non-payment.

4.2	Contents of notice

The notice must name a further day, not earlier than the expiration of 14 days from the date of service of the notice, on or before which the payment required by the notice is to be made and must state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

4.3	Forfeiture for failure to comply with notice

If a notice under article 4.1 has not been complied with by the date specified in the notice, the Directors may by resolution forfeit the relevant shares, at any time before the payment required by the notice has been made.

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4.4	Dividends and distributions included in forfeiture

A forfeiture under article 4.3 includes all dividends and other distributions declared or to be made in respect of the forfeited shares and not actually paid or distributed before the forfeiture.

4.5	Sale or re-issue of forfeited shares

Subject to the Corporations Act, a share forfeited under article 4.3 may be sold, re-issued or otherwise disposed of to such person and on such terms as the Directors think fit.

4.6	Notice of forfeiture

If any share is forfeited under article 4.3, notice of the forfeiture must be given to the Member holding the share immediately before the forfeiture and an entry of the forfeiture and its date must be made in the Register. Any failure to give notice or enter the forfeiture in the Register does not invalidate the forfeiture.

4.7	Surrender instead of forfeiture

The Directors may accept the surrender of any share which they are entitled to forfeit on any terms they think fit and any share so surrendered is taken to be a forfeited share.

4.8	Cancellation of forfeiture

At any time before a sale or disposal of a share under article 4.5, the forfeiture of that share may be cancelled on such terms as the Directors think fit.

4.9	Effect of forfeiture on former holder’s liability

A person whose shares have been forfeited:

(a)	ceases to be a Member in respect of the forfeited shares; and

(b)	remains liable to pay the Company all money that, at the date of forfeiture, was payable by that person to the Company in respect of the shares, plus interest at the Prescribed Interest Rate from the date of forfeiture and the reasonable expenses of the sale of the shares, until the Company receives payment in full of all money (including interest and expenses) so payable in respect of the shares.

4.10	Evidence of forfeiture

A statement in writing declaring that the person making the statement is a Director or a Secretary, and that a share in the Company has been forfeited in accordance with this Constitution on the date declared in the statement, is prima facie evidence of the facts in the statement as against all persons claiming to be entitled to the share.

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4.11	Transfer of forfeited share

The Company may receive the consideration (if any) given for a forfeited share on any sale or disposal of the share under article 4.5 and may execute or effect a transfer of the share in favour of the person to whom the share is sold or disposed.

4.12	Registration of transferee

On the execution of the transfer, the transferee must be registered as the holder of the share and is not bound to see to the application of any money paid as consideration.

4.13	Irregularity or invalidity

The title of the transferee to the share is not affected by any irregularity or invalidity in connection with the forfeiture, sale or disposal of the share.

5	Transfer of shares

5.1	Forms of instrument of transfer

Subject to this Constitution and the Listing Rules, a share in the Company is transferable:

(a)	as provided by the Operating Rules of a CS Facility if applicable; or

(b)	by any other method of transfer which is required or permitted by the Corporations Act and ASX.

5.2	Execution and delivery of transfer

If an instrument of transfer:

(a)	is used to transfer a share in accordance with article 5.1(b); and

(b)	is left for registration at the share registry of the Company, accompanied by any information that the Directors properly require to show the right of the transferor to make the transfer,

the Company must, subject to the powers vested in the Directors by this Constitution, register the transferee as the holder of the share.

5.3	Effect of registration

Except as provided by any applicable Operating Rules of a CS Facility, a transferor of a share remains the holder of the share transferred until the transfer is registered and the name of the transferee is entered in the Register in respect of the share.

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5.4	Company to register forms without charge

The Company must register all registrable transfer forms, split certificates, renunciations and transfers, issue certificates and transmission receipts and mark or note transfer forms without imposing a charge except where a charge is permitted by the Listing Rules.

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5.5	Power to refuse to register

If permitted to do so by the Listing Rules the Directors may:

(a)	request any applicable CS Facility Operator to apply a holding lock to prevent a transfer of shares in the Company from being registered on the CS Facility’s subregister; or

(b)	refuse to register a transfer of shares in the Company to which paragraph (a) does not apply.

5.6	Obligation to refuse to register

The Directors must:

(a)	request any applicable CS Facility Operator to apply a holding lock to prevent transfer of shares in the Company from being registered on the CS Facility’s subregister; or

(b)	refuse to register any transfer of shares in the Company to which paragraph (a) does not apply,

if:

(c)	the Listing Rules require the Company to do so; or

(d)	the transfer is in breach of the Listing Rules or a Restriction Agreement.

5.7	Written notice to security holder of holding lock or refusal

If in the exercise of their rights under articles 5.5 and 5.6 the Directors request application of a holding lock to prevent a transfer of shares in the Company or refuse to register a transfer of shares they must give written notice of the request or refusal to the holder of the shares, the transferee and the broker lodging the transfer, if any. Failure to give such notice does not invalidate the decision of the Directors.

5.8	Company to retain instrument of transfer

The Company must retain every instrument of transfer which is registered for such period as is required by any applicable law.

6	Transmission of shares

6.1	Transmission of shares on death

If a Member, who does not hold shares jointly, dies, the Company will recognise only the personal representative of the Member as being entitled to the Member’s interest in the shares.

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6.2	Information given by personal representative

If the personal representative gives the Directors the information they reasonably require to establish the representative’s entitlement to be registered as a holder of the shares:

(a)	the personal representative may:

(i)	by giving a written and signed notice to the Company, elect to be registered as the holder of the shares; or

(ii)	by giving a completed transfer form to the Company, transfer the shares to another person; and

(b)	the personal representative is entitled, whether or not registered as the holder of the shares, to the same rights as the Member.

On receiving an election under paragraph (a)(i), the Company must register the personal representative as the holder of the shares.

A transfer under paragraph (a)(ii) is subject to the articles that apply to transfers generally.

6.3	Death of joint owner

If a Member, who holds shares jointly, dies, the Company will recognise only the survivor as being entitled to the Member’s interest in the shares. The estate of the Member is not released from any liability in respect of the shares.

6.4	Transmission of shares on bankruptcy

If a person entitled to shares because of the bankruptcy of a Member gives the Directors the information they reasonably require to establish the person’s entitlement to be registered as the holder of the shares, the person may:

(a)	by giving a written and signed notice to the Company, elect to be registered as the holder of the shares; or

(b)	by giving a completed transfer form to the Company, transfer the shares to another person.

On receiving an election under paragraph (a), the Company must register the person as the holder of the shares.

A transfer under paragraph (b) is subject to the articles that apply to transfers generally.

This article has effect subject to the Bankruptcy Act 1966 (Cwlth).

6.5	Transmission of shares on mental incapacity

If a person entitled to shares because of the mental incapacity of a Member gives the Directors the information they reasonably require to establish the person’s entitlement to be registered as the holder of the shares:

(a)	the person may:

(i)	by giving a written and signed notice to the Company, elect to be registered as the holder of the shares; or

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(ii)	by giving a completed transfer form to the Company, transfer the shares to another person; and

(b)	the person is entitled, whether or not registered as the holder of the shares, to the same rights as the Member.

On receiving an election under paragraph (a)(i), the Company must register the person as the holder of the shares.

A transfer under paragraph (a)(ii) is subject to the articles that apply to transfers generally.

7	General meetings

7.1	Annual general meeting

Annual general meetings of the Company are to be held in accordance with the Corporations Act.

7.2	Convening a general meeting

The Directors may convene and arrange to hold a general meeting of the Company whenever they think fit and must do so if required to do so under the Corporations Act.

7.3	Notice of general meeting

Notice of a general meeting must be given in accordance with Part 17 and the Corporations Act.

7.4	Calculation of period of notice

In computing the period of notice under article 7.3, both the day on which the notice is given or taken to be given and the day of the meeting convened by it are to be disregarded.

7.5	Cancellation or postponement of a meeting

Where a general meeting (including an annual general meeting) is convened by the Directors they may by notice, whenever they think fit, cancel the meeting or postpone the holding of the meeting to a date and time determined by them or change the place for the meeting.

This article 7.5 does not apply to a meeting convened in accordance with the Corporations Act by a single Director, by Members, by the Directors on the request of Members or to a meeting convened by a court.

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7.6	Notice of cancellation or postponement of a meeting

Notice of cancellation or postponement or change of place of a general meeting must state the reason for cancellation or postponement and be:

(a)	published in a daily newspaper circulating in Australia;

(b)	given to ASX; or

(c)	subject to the Corporations Act and the Listing Rules, given in any other manner determined by the Directors.

7.7	Contents of notice of postponement of meeting

A notice of postponement of a general meeting must specify:

(a)	the postponed date and time for the holding of the meeting;

(b)	a place for the holding of the meeting which may be either the same as or different from the place specified in the notice convening the meeting; and

(c)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the holding of the meeting in that manner.

7.8	Number of clear days for postponement of meeting

The number of clear days from the giving of a notice postponing the holding of a general meeting to the date specified in that notice for the holding of the postponed meeting must not be less than the number of clear days notice of the general meeting required to be given by this Constitution or the Corporations Act.

7.9	Business at postponed meeting

The only business that may be transacted at a general meeting the holding of which is postponed is the business specified in the original notice convening the meeting.

7.10	Proxy, attorney or Representative at postponed meeting

Where by the terms of an instrument appointing a proxy or attorney or an appointment of a Representative:

(a)	the appointed person is authorised to attend and vote at a general meeting or general meetings to be held on or before a specified date; and

(b)	the date for holding the meeting is postponed to a date later than the date specified in the instrument of proxy, power of attorney or appointment of Representative,

then, by force of this article, that later date is substituted for and applies to the exclusion of the date specified in the instrument of proxy, power of attorney or

© Mallesons Stephen Jaques	Constitution 26 October 2004	12

appointment of Representative unless the Member appointing the proxy, attorney or Representative gives to the Company at its Registered Office notice in writing to the contrary not less than 48 hours before the time to which the holding of the meeting has been postponed.

7.11	Non-receipt of notice

The non-receipt of notice of a general meeting or cancellation or postponement of a general meeting by, or the accidental omission to give notice of a general meeting or cancellation or postponement of a general meeting to, a person entitled to receive notice does not invalidate any resolution passed at the general meeting or at a postponed meeting or the cancellation or postponement of a meeting.

7.12	Director entitled to notice of meeting

A Director is entitled to receive notice of and to attend all general meetings and all separate meetings of the holders of any class of shares in the capital of the Company and is entitled to speak at those meetings.

8	Proceedings at general meetings

8.1	Membership at a specified time

The Directors may determine, for the purposes of a particular general meeting, that all the shares that are quoted on ASX at a specified time before the meeting are taken to be held at the time of the meeting by the persons who hold them at the specified time. The determination must be made and published in accordance with the Corporations Act.

8.2	Reference to a Member

Unless the contrary intention appears, a reference to a Member in this Part 8 means a person who is a Member, or a:

(a)	proxy;

(b)	attorney; or

(c)	Representative,

of that Member.

8.3	Number for a quorum

Subject to article 8.6, five Members present in person or by proxy, attorney or Representative are a quorum at a general meeting. In determining whether a quorum is present, each individual attending as a proxy, attorney or Representative is to be counted, except that:

(a)	where a Member has appointed more than one proxy, attorney or Representative, only one is to be counted; and

© Mallesons Stephen Jaques	Constitution 26 October 2004	13

(b)	where an individual is attending both as a Member and as a proxy, attorney or Representative, that individual is to be counted only once.

8.4	Requirement for a quorum

An item of business may not be transacted at a general meeting unless a quorum is present when the meeting proceeds to consider it. If a quorum is present at the time the first item of business is transacted, it is taken to be present when the meeting proceeds to consider each subsequent item of business unless the chairman of the meeting (on the chairman’s own motion or at the request of a Member, proxy, attorney or Representative who is present) declares otherwise.

8.5	If quorum not present

If within 15 minutes after the time appointed for a meeting a quorum is not present, the meeting:

(a)	if convened by a Director, or at the request of Members, is dissolved; and

(b)	in any other case, stands adjourned to the same day in the next week and the same time and place, or to such other day, time and place as the Directors appoint by notice to the Members and others entitled to notice of the meeting.

8.6	Adjourned meeting

At a meeting adjourned under article 8.5(b), two persons each being a Member, proxy, attorney or Representative present at the meeting are a quorum and, if a quorum is not present within 15 minutes after the time appointed for the adjourned meeting, the meeting is dissolved.

8.7	Appointment and powers of chairman of general meeting

If the Directors have elected one of their number as chairman of their meetings, that person is entitled to preside as chairman at a general meeting.

8.8	Absence of chairman at general meeting

If a general meeting is held and:

(a)	a chairman has not been elected by the Directors; or

(b)	the elected chairman is not present within 15 minutes after the time appointed for the holding of the meeting or is unable or unwilling to act,

the following may preside as chairman of the meeting (in order of precedence):

(c)	the deputy chairman (if any);

(d)	a Director chosen by a majority of the Directors present;

© Mallesons Stephen Jaques	Constitution 26 October 2004	14

(e)	the only Director present;

(f)	a Member chosen by a majority of the Members present in person or by proxy, attorney or Representative.

8.9	Conduct of general meetings

The chairman of a general meeting:

(a)	has charge of the general conduct of the meeting and of the procedures to be adopted at the meeting;

(b)	may require the adoption of any procedure which is in the chairman’s opinion necessary or desirable for proper and orderly debate or discussion and the proper and orderly casting or recording of votes at the general meeting; and

(c)	may, having regard where necessary to the Corporations Act, terminate discussion or debate on any matter whenever the chairman considers it necessary or desirable for the proper conduct of the meeting, and a decision by the chairman under this article is final.

8.10	Adjournment of general meeting

The chairman of a general meeting may at any time during the meeting adjourn the meeting or any business, motion, question, resolution, debate or discussion being considered or remaining to be considered by the meeting either to a later time at the same meeting or to an adjourned meeting at any time and any place, but:

(a)	in exercising the discretion to do so, the chairman may, but need not, seek the approval of the Members present in person or by proxy, attorney or Representative; and

(b)	only unfinished business is to be transacted at a meeting resumed after an adjournment.

Unless required by the chairman, a vote may not be taken or demanded by the Members present in person or by proxy, attorney or Representative in respect of any adjournment.

8.11	Notice of adjourned meeting

It is not necessary to give any notice of an adjournment or of the business to be transacted at any adjourned meeting unless a meeting is adjourned for one month or more. In that case, notice of the adjourned meeting must be given as in the case of an original meeting.

8.12	Questions decided by majority

Subject to the requirements of the Corporations Act, a resolution is taken to be carried if a simple majority of the votes cast on the resolution are in favour of it.

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8.13	Equality of votes - casting vote for chairman

If there is an equality of votes at a poll, but not on a show of hands, then the chairman of the meeting is entitled to a casting vote in addition to any votes to which the chairman is entitled as a Member or proxy or attorney or Representative.

8.14	Voting on show of hands

At any general meeting a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is effectively demanded and the demand is not withdrawn. A declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, is conclusive evidence of the fact. Neither the chairman nor the minutes need state, and it is not necessary to prove, the number or proportion of the votes recorded in favour of or against the resolution.

8.15	Poll

If a poll is effectively demanded:

(a)	it must be taken in the manner and at the date and time directed by the chairman and the result of the poll is a resolution of the meeting at which the poll was demanded;

(b)	on the election of a chairman or on a question of adjournment, it must be taken immediately;

(c)	the demand may be withdrawn; and

(d)	the demand does not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

8.16	Entitlement to vote

Subject to any rights or restrictions for the time being attached to any class or classes of shares and to this Constitution:

(a)	on a show of hands, each Member present in person and each other person present as a proxy, attorney or Representative of a Member has one vote; and

(b)	on a poll, each Member present in person has one vote for each fully paid share held by the Member and each person present as proxy, attorney or Representative of a Member has one vote for each fully paid share held by the Member that the person represents.

A Member is not entitled to vote at a general meeting in respect of shares which are the subject of a current Restriction Agreement for so long as any breach of that agreement subsists.

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8.17	Voting on a poll for partly paid shares

Subject to article 8.20 and the terms on which shares are issued, if a Member holds partly paid shares, the number of votes the Member has in respect of those shares on a poll is determined as follows:

where:

A is the number of those shares held by the Member;

B is the amount paid on each of those shares excluding any amount:

(a)	paid or credited as paid in advance of a call; and

(b)	credited as paid on those shares to the extent that it exceeds the value (ascertained at the time of issue of those shares) of the consideration received for the issue of those shares;

C is the issue price of each of those shares; and

D is the number of votes attached to those shares.

8.18	Fractions disregarded for a poll

On the application of article 8.17, any fraction which arises is to be disregarded.

8.19	Joint shareholders’ vote

If a share is held jointly and more than one Member votes in respect of that share, only the vote of the Member whose name appears first in the Register counts.

8.20	Effect of unpaid call

A Member is not entitled at a general meeting to cast a vote attached to a share on which a call is due and payable and has not been paid.

8.21	Validity of vote in certain circumstances

Unless the Company has received written notice of the matter before the start or resumption of the meeting at which a person votes as a proxy, attorney or Representative, a vote cast by that person is valid even if, before the person votes:

(a)	the appointing Member dies;

(b)	the Member is mentally incapacitated;

(c)	the Member revokes the appointment or authority;

© Mallesons Stephen Jaques	Constitution 26 October 2004	17

(d)	the Member revokes the authority under which the appointment was made by a third party; or

(e)	the Member transfers the share in respect of which the appointment or authority was given.

8.22	Objection to voting qualification

An objection to the right of a person to attend or vote at the meeting or adjourned meeting:

(a)	may not be raised except at that meeting or adjourned meeting; and

(b)	must be referred to the chairman of the meeting, whose decision is final.

A vote not disallowed under the objection is valid for all purposes.

9	The Directors

9.1	Number of Directors

Unless otherwise determined by the Company in general meeting, the number of Directors is to be not less than three nor more than:

(a)	nine; or

(b)	any lesser number than nine determined by the Directors (but the number must not be less than the number of Directors in office at the time the determination takes effect).

The Directors in office at the time of adoption of this Constitution continue in office subject to this Constitution.

9.2	Change of number of Directors

The Company in general meeting may by resolution increase or reduce the number of Directors, and may also determine the rotation in which the increased or reduced number is to retire from office.

9.3	Rotation of Directors

At each annual general meeting one-third of the Directors for the time being, or, if their number is not three nor a multiple of three, then the number nearest one-third, and any other Director who has held office for three years or more since last being elected, must retire from office.

In determining the number of Directors to retire, account is not to be taken of a Director who only holds office until the conclusion of the meeting in accordance with article 9.8 or the Managing Director who is exempt from retirement by rotation in accordance with article 10.10.

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9.4	Office held until conclusion of meeting

A retiring Director holds office until the conclusion of the meeting at which that Director retires but is eligible for re-election.

9.5	Directors to retire

The Directors to retire at any annual general meeting in accordance with article 9.3 must be those who have been longest in office since their last election, but, as between persons who were last elected as Directors on the same day, those to retire must be determined by lot, unless they otherwise agree among themselves.

9.6	Director elected at general meeting

The Company may, at a general meeting at which a Director retires or otherwise vacates office, by resolution fill the vacated office by electing a person to that office.

9.7	Eligibility for election as Director

Except for:

(a)	a person who is eligible for election or re-election under article 9.4 or 9.8; or

(b)	a person recommended for election by the Directors,

a person is not eligible for election as a Director at a general meeting of the Company unless a consent to nomination signed by the person has been lodged at the Registered Office at least 30 business days before the general meeting or any other period permitted under the Listing Rules or the Corporations Act.

9.8	Casual vacancy or additional Director

The Directors may at any time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, provided the total number of Directors does not exceed the maximum number determined in accordance with article 9.1.

A Director appointed under this article holds office until the conclusion of the next annual general meeting of the Company but is eligible for election at that meeting. This provision does not apply to one Managing Director nominated by the Directors under article 10.10.

9.9	Remuneration of Directors

The Directors are to be remunerated for their services as Directors as follows:

(a)

the amount of the remuneration of the Directors is a yearly sum not exceeding the sum from time to time determined by the Company in general meeting. (The notice convening the meeting must include the proposal to increase the Directors’ remuneration and specify both the

© Mallesons Stephen Jaques	Constitution 26 October 2004	19

amount of the increase and the new yearly sum proposed for determination);

(b)	the amount of the remuneration of the Directors is to be divided among them in the proportion and manner they agree or, in default of agreement, among them equally;

(c)	the remuneration is to be provided wholly in cash unless the Directors, with the agreement of the Director concerned, determine that part is to be satisfied in the form of non-cash benefits (including the issue or purchase of shares in the Company or the grant of options to subscribe for such shares);

(d)	in making a determination under paragraph (c), the Directors may fix the value of any non-cash benefit;

(e)	the Directors’ remuneration accrues from day to day, except for any non-cash benefit which is taken to accrue at the time the benefit is provided, subject to the terms on which the benefit is provided; and

(f)	this article 9.9 does not apply to the remuneration of the Managing Director or any other Director appointed under article 10.8.

9.10	Additional or special duties

If a Director at the request of the Directors performs additional or special duties for the Company, the Company may remunerate that Director as determined by the Directors and that remuneration may be either in addition to or in substitution for that Director’s remuneration under article 9.9.

9.11	Expenses

A Director is entitled to be reimbursed out of the funds of the Company such reasonable travelling, accommodation and other expenses as the Director may incur when travelling to or from meetings of the Directors or a Committee or when otherwise engaged on the business of the Company.

9.12	Director’s interests

Subject to complying with the Corporations Act regarding disclosure of and voting on matters involving material personal interests, a Director may:

(a)	hold any office or place of profit in the Company, except that of auditor;

(b)	hold any office or place of profit in any other company, body corporate, trust or entity promoted by the Company or in which it has an interest of any kind;

(c)	enter into any contract or arrangement with the Company;

(d)	participate in any association, institution, fund, trust or scheme for past or present employees of the Company or Directors or persons dependent on or connected with them;

© Mallesons Stephen Jaques	Constitution 26 October 2004	20

(e)	act in a professional capacity (or be a member of a firm which acts in a professional capacity) for the Company, except as auditor;

(f)	participate in, vote on and be counted in a quorum for any meeting, resolution or decision of the Directors and may be present at any meeting where any matter is being considered by the Directors;

(g)	sign or participate in the execution of a document by or on behalf of the Company; and

(h)	do any of the above despite the fiduciary relationship of the Director’s office:

(i)	without any liability to account to the Company for any direct or indirect benefit accruing to the Director; and

(ii)	without affecting the validity of any contract or arrangement.

A reference to the Company in this article 9.12 is also a reference to each Related Body Corporate of the Company.

9.13	Vacation of office of Director

In addition to the circumstances in which the office of a Director becomes vacant under the Corporations Act, the office of a Director becomes vacant if the Director:

(a)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(b)	resigns from the office by notice in writing to the Company;

(c)	is not present personally or by proxy or Alternate Director at meetings of the Directors for a continuous period of six months without leave of absence from the Directors; or

(d)	is removed from office by resolution under section 203D of the Corporations Act, but without depriving the Director of compensation or damages payable to the Director in respect of the termination of the Director’s appointment as a Director or of an appointment terminating with that as a Director.

10	Powers and duties of Directors

10.1	Directors to manage or direct business of the Company

The business of the Company is to be managed by or under the direction of the Directors, who may exercise all such powers of the Company as are not, by the Corporations Act or by this Constitution, required to be exercised by the Company in general meeting.

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10.2	Specific powers of Directors

Without limiting the generality of article 10.1, the Directors may exercise all the powers of the Company to borrow or raise money, to charge any property or business of the Company or all or any of its uncalled capital and to issue debentures or give any other security for a debt, liability or obligation of the Company or of any other person.

10.3	Appointment of attorney

The Directors may, by power of attorney, appoint any person or persons to be the attorney or attorneys of the Company for the purposes and with the powers, authorities and discretions vested in or exercisable by the Directors for such period and subject to such conditions as they think fit.

10.4	Provisions in power of attorney

A power of attorney granted under article 10.3 may contain such provisions for the protection and convenience of persons dealing with the attorney as the Directors think fit and may also authorise the attorney to delegate (including by way of appointment of a substitute attorney) all or any of the powers, authorities and discretions vested in the attorney.

10.5	Signing of cheques

The Directors may determine the manner in which and persons by whom cheques, promissory notes, bankers’ drafts, bills of exchange and other negotiable instruments, and receipts for money paid to the Company, may be signed, drawn, accepted, endorsed or otherwise executed.

10.6	Committees

The Directors may delegate any of their powers, other than powers required by law to be dealt with by Directors as a board, to a Committee or Committees consisting of one or more of their number as they think fit.

10.7	Powers delegated to Committees

A Committee to which any powers have been delegated under article 10.6 must exercise those powers in accordance with any directions of the Directors.

10.8	Appointment of Managing and Executive Directors

The Directors may appoint one or more of themselves to the office of Managing Director or as an Executive Director or to any other office, (except auditor), or any position of employment with the Company for the period and on the terms they think fit.

10.9	Termination of appointment of Managing or Executive Director

Whether or not the appointment of a Managing Director or Executive Director was expressed to be for a specified term, the appointment of a Managing Director or Executive Director terminates if:

(a)	the Managing Director or Executive Director ceases for any reason to be a Director;

© Mallesons Stephen Jaques	Constitution 26 October 2004	22

(b)	the Directors remove the Managing Director or Executive Director from the office of Managing Director or Executive Director (which, subject to any contract between the Company and the Managing Director or Executive Director, the Directors have power to do); or

(c)	the Managing Director or the Executive Director cease to be employed by the Company.

A Managing Director shall cease to be a Director (and shall cease to be a director of each of the Company’s Related Bodies Corporate, if relevant) when he or she ceases to be employed by the Company, but shall not be rendered ineligible for appointment or election as a Director (or as a director of any of the Company’s Related Bodies Corporate) other than as a Managing Director.

10.10	One Managing Director exempt

One Managing Director, nominated by the Directors, is, while holding that office, exempt from retirement by rotation under article 9.3.

10.11	Remuneration of Managing and Executive Directors

The remuneration of a Managing Director or an Executive Director may be fixed by the Directors and may be by way of salary or commission or participation in profits or by all or any of those modes, but may not be by a commission on or percentage of operating revenue.

10.12	Powers of Managing and Executive Directors

The Directors may:

(a)	confer on a Managing Director or an Executive Director such of the powers exercisable by them, on such terms and conditions and with such restrictions, as they think fit; and

(b)	withdraw or vary any of the powers conferred on a Managing Director or an Executive Director.

10.13	Powers of delegation

The powers of delegation expressly or impliedly conferred by this Constitution on the Directors are conferred in substitution for, and to the exclusion of, the power conferred by section 198D of the Corporations Act.

11	Proceedings of Directors

11.1	Directors’ meetings

The Directors may meet together for the dispatch of business and adjourn and otherwise regulate their meetings as they think fit.

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11.2	Director may convene a meeting

A Director may at any time, and the Secretary must on the written request of a Director, convene a meeting of the Directors.

11.3	Questions decided by majority

A question arising at a meeting of Directors is to be decided by a majority of votes of Directors present and entitled to vote and that decision is for all purposes a decision of the Directors.

11.4	Alternate Director or proxy and voting

A person who is present at a meeting of Directors as an Alternate Director or as a proxy for another Director has one vote for each absent Director who would be entitled to vote if present at the meeting and for whom that person is an Alternate Director or proxy and, if that person is also a Director, has one vote as a Director in that capacity.

11.5	Chairman of Directors

The Directors may elect one of their number as chairman of their meetings and may also determine the period for which the person elected as chairman is to hold office.

11.6	Absence of chairman at Directors’ meeting

If a Directors’ meeting is held and:

(a)	a chairman has not been elected under article 11.5; or

(b)	the chairman is not present within 10 minutes after the time appointed for the holding of the meeting or is unable or unwilling to act,

the Directors present must elect one of their number to be a chairman of the meeting.

11.7	Chairman’s casting vote at Directors’ meetings

In the event of an equality of votes cast for and against a question the chairman of the meeting has a second or casting vote, unless only two Directors are present and entitled to vote at the meeting on the question.

11.8	Appointment of Alternate Director

Subject to the Corporations Act, a Director may appoint any person to be an Alternate Director in the Director’s place during such period as the Director thinks fit.

11.9	Alternate Director and meetings

An Alternate Director is entitled to notice of all meetings of the Directors and, if the appointor does not participate in a meeting, the Alternate Director is entitled to participate and vote in the appointor’s place.

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11.10	Alternate Director’s powers

An Alternate Director may exercise all the powers of the appointor except the power to appoint an Alternate Director and, subject to the Corporations Act, may perform all the duties of the appointor except to the extent that the appointor has exercised or performed them.

11.11	Alternate Director responsible for own acts and defaults

Whilst acting as a Director, an Alternate Director:

(a)	is an officer of the Company and not the agent of the appointor; and

(b)	is responsible to the exclusion of the appointor for the Alternate Director’s own acts and defaults.

11.12	Alternate Director and remuneration

An Alternate Director is not entitled to receive from the Company any remuneration or benefit under article 9.9.

11.13	Termination of appointment of Alternate Director

The appointment of an Alternate Director may be terminated at any time by the appointor even if the period of the appointment of the Alternate Director has not expired, and terminates in any event if the appointor ceases to be a Director.

11.14	Appointment or termination in writing

An appointment, or the termination of an appointment, of an Alternate Director must be effected by a notice in writing signed by the Director who makes or made the appointment and delivered to the Company.

11.15	Alternate Director and number of Directors

An Alternate Director is not to be taken into account separately from the appointor in determining the number of Directors.

11.16	Director attending and voting by proxy

A Director may participate in and vote by proxy at a meeting of the Directors if the proxy:

(a)	is another Director; and

(b)	has been appointed in writing signed by the appointor.

The appointment may be general or for one or more particular meetings. A Director present as a proxy for another Director who would be entitled to vote if present at the meeting has one vote for the appointor and one vote in his or her own capacity as a Director.

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11.17	Quorum for Directors’ meeting

At a meeting of Directors, the number of Directors whose presence in person or by proxy is necessary to constitute a quorum is two unless a greater number is determined by the Directors.

11.18	Remaining Directors may act

The continuing Directors may act despite a vacancy in their number. If their number is reduced below the minimum fixed by article 9.1, the continuing Directors may, except in an emergency, act only for the purpose of filling vacancies to the extent necessary to bring their number up to that minimum or to convene a general meeting.

11.19	Chairman of Committee

The members of a Committee may elect one of their number as chairman of their meetings. If a meeting of a Committee is held and:

(a)	a chairman has not been elected; or

(b)	the chairman is not present within 10 minutes after the time appointed for the holding of the meeting or is unable or unwilling to act,

the members involved may elect one of their number to be chairman of the meeting.

11.20	Meetings of Committee

A Committee may meet and adjourn as it thinks proper.

11.21	Determination of questions

Questions arising at a meeting of a Committee are to be determined by a majority of votes of the members of the Committee present and voting.

In the event of an equality of votes the chairman of the meeting has a casting vote, unless only two members of the Committee are present and entitled to vote at the meeting on the question.

11.22	Circulating resolutions

The Directors may pass a resolution without a Directors’ meeting being held if all of the Directors entitled to vote on the resolution sign a document containing a statement that they are in favour of the resolution set out in the document. Separate copies of a document may be used for signing by Directors if the wording of the resolution and statement is identical in each copy. The resolution is passed when the last Director signs.

11.23	Validity of acts of Directors

All acts done at a meeting of the Directors or of a Committee, or by a person acting as a Director are, even if it is afterwards discovered that:

(a)	there was a defect in the appointment or continuance in office of a person as a Director or of the person so acting; or

© Mallesons Stephen Jaques	Constitution 26 October 2004	26

(b)	a person acting as a Director was disqualified or was not entitled to vote,

as valid as if the relevant person had been duly appointed or had duly continued in office and was qualified and entitled to vote.

12	Secretary

12.1	Appointment of Secretary

The Company must have at least one Secretary who is to be appointed by the Directors.

12.2	Suspension and removal of Secretary

The Directors may suspend or remove a Secretary from that office.

12.3	Powers, duties and authorities of Secretary

A Secretary holds office on the terms and conditions (including as to remuneration) and with the powers, duties and authorities, as determined by the Directors. The exercise of those powers and authorities and the performance of those duties by a Secretary is subject at all times to the control of the Directors.

13	Seals

13.1	Safe custody of common seals

The Directors must provide for the safe custody of any seal of the Company.

13.2	Use of common seal

If the Company has a common seal or duplicate common seal:

(a)	it may be used only by the authority of the Directors, or of a Committee authorised by the Directors to authorise its use; and

(b)	every document to which it is affixed must be signed by a Director and be countersigned by another Director, a Secretary or another person appointed by the Directors to countersign that document or a class of documents in which that document is included.

14	Inspection of records

14.1	Inspection by Members

Subject to the Corporations Act, the Directors may determine whether and to what extent, and at what time and places and under what conditions, the

© Mallesons Stephen Jaques	Constitution 26 October 2004	27

accounting records and other documents of the Company or any of them will be open to the inspection of Members (other than Directors).

14.2	Right of a Member to inspect

A Member (other than a Director) does not have the right to inspect any document of the Company except as provided by law or authorised by the Directors or by the Company in general meeting.

15	Dividends and reserves

15.1	Payment of dividend

Subject to the Corporations Act, this Constitution and the rights of persons (if any) entitled to shares with special rights to dividend, the Directors may determine that a dividend is payable, fix the amount and the time for payment and authorise the payment or crediting by the Company to, or at the direction of, each Member entitled to that dividend.

15.2	No interest on dividends

Interest is not payable by the Company on a dividend.

15.3	Reserves and profits carried forward

The Directors may:

(a)	before paying any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve, to be applied, at the discretion of the Directors, for any purpose for which the profits of the Company may be properly applied; and

(b)	carry forward so much of the profits remaining as they consider ought not to be distributed as dividends without transferring those profits to a reserve.

Pending application, any sum set aside as a reserve may, at the discretion of the Directors, be used in the business of the Company or be invested as the Directors think fit.

15.4	Calculation and apportionment of dividends

Subject to the rights of any persons entitled to shares with special rights as to dividend and to the terms of issue of any shares to the contrary, the profits of the Company are divisible among the Members so that, on each occasion on which a dividend is paid:

(a)	the same sum is paid on each share on which all amounts payable have been paid; and

(b)	the sum paid on a share on which all amounts payable have not been paid is the proportion of the sum referred to in paragraph (a) that the

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amount paid on the shares bears to the total of the amounts paid and payable on the share.

To determine the amount paid on a share, exclude any amount:

(c)	paid or credited as paid in advance of a call; and

(d)	credited as paid on a share to the extent that it exceeds the value (ascertained at the time of issue of the share) of the consideration received for the issue of the share.

All dividends are to be apportioned and paid proportionately to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but, if any share is issued on terms providing that it will rank for dividend as from a particular date, that share ranks for dividend accordingly.

15.5	Deductions from dividends

The Directors may deduct from any dividend payable to, or at the direction of, a Member all sums of money (if any) presently payable by that Member to the Company on account of calls or otherwise in relation to shares in the Company.

15.6	Distribution of specific assets

When resolving to pay a dividend, the Directors may:

(a)	resolve that the dividend be satisfied either wholly or partly by the distribution of specific assets to some or all of the persons entitled to the dividend, including fully paid shares in or debentures of the Company or fully paid shares in or debentures of any other body corporate; and

(b)	direct that the dividend payable in respect of any particular shares be satisfied wholly or partly by such a distribution and that the dividend payable in respect of other shares be paid in cash.

15.7	Resolution of distribution difficulties

If a difficulty arises in regard to a distribution under article 15.6, the Directors may:

(a)	settle the matter as they consider expedient;

(b)	fix the value for distribution of the specific assets or any part of those assets;

(c)	determine that cash payments will be made to, or at the direction of, any Members on the basis of the value so fixed in order to adjust the rights of all parties; and

(d)	vest any such specific assets in trustees as the Directors consider expedient.

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If a distribution of specific assets to, or at the direction of, a particular Member or Members is illegal or, in the Directors’ opinion, impracticable the Directors may make a cash payment to the Member or Members on the basis of the cash amount of the dividend instead of the distribution of specific assets.

15.8	Payments in respect of shares

A dividend, interest or other money payable in cash in respect of shares may be paid using any payment method chosen by the Company, including:

(a)	by cheque sent through the post directed to the address in the Register of the holder or, in the case of joint holders, to the address of the joint holder first named in the Register;

(b)	by cheque sent through the post directed to such other address as the holder or joint holder in writing directs; or

(c)	by some other method of direct credit determined by the Directors to the holder or holders shown on the Register or to such person or place directed by them.

15.9	Effectual receipt from one joint holder

Any one of two or more joint holders may give an effectual receipt for any dividend, interest or other money payable in respect of the shares held by them as joint holders.

15.10	Election to reinvest dividend

Subject to the Listing Rules, the Directors may grant to Members or any class of Members the right to elect to reinvest cash dividends paid by the Company by subscribing for shares in the Company on such terms and conditions as the Directors think fit.

15.11	Election to accept shares in lieu of dividend

Subject to the Listing Rules, the Directors may determine in respect of any dividend which it is proposed to pay on any shares of the Company that holders of the shares may elect:

(a)	to forego the right to share in the proposed dividend or part of such proposed dividend; and

(b)	to receive instead an issue of shares credited as fully paid on such terms as the Directors think fit.

15.12	Unclaimed dividends

Unclaimed dividends may be invested by the Directors as they think fit for the benefit of the Company until claimed or until required to be dealt with in accordance with any law relating to unclaimed moneys.

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16	Capitalisation of profits

16.1	Capitalisation of reserves and profits

The Directors:

(a)	may resolve to capitalise any sum, being the whole or a part of the amount for the time being standing to the credit of any reserve account or the profit and loss account or otherwise available for distribution to Members; and

(b)	may, but need not, resolve to apply the sum in any of the ways mentioned in article 16.2, for the benefit of Members in the proportions to which those Members would have been entitled in a distribution of that sum by way of dividend.

16.2	Applying a sum for the benefit of Members

The ways in which a sum may be applied for the benefit of Members under article 16.1 are:

(a)	in paying up any amounts unpaid on shares held by Members;

(b)	in paying up in full unissued shares or debentures to be issued to Members as fully paid; or

(c)	partly as mentioned in paragraph (a) and partly as mentioned in paragraph (b).

16.3	Implementing the resolution

The Directors may do all things necessary to give effect to the resolution under article 16.1 and, in particular, to the extent necessary to adjust the rights of the Members among themselves, may:

(a)	make cash payments in cases where shares or debentures become issuable in fractions;

(b)	authorise any person to make, on behalf of all or any of the Members entitled to any further shares or debentures on the capitalisation, an agreement with the Company providing for:

(i)	the issue to them, credited as fully paid up, of any further shares or debentures; or

(ii)	the payment by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement so made is effective and binding on all the Members concerned;

(c)	fix the value of specified assets; or

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(d)	vest property in trustees.

17	Service of documents

17.1	Document includes notice

In Part 17, a reference to a document includes a notice.

17.2	Methods of service

The Company may give a document to a Member:

(a)	personally;

(b)	by sending it by post to the address for the Member in the Register or an alternative address nominated by the Member; or

(c)	by sending it to a fax number or electronic address nominated by the Member.

17.3	Post

A document sent by post:

(a)	if sent to an address in Australia, may be sent by ordinary post; and

(b)	if sent to an address outside Australia, must be sent by airmail,

and in either case is taken to have been received on the day after the date of its posting.

17.4	Fax or electronic transmission

If a document is sent by fax or electronic transmission, delivery of the document is taken:

(a)	to be effected by properly addressing and transmitting the fax or electronic transmission; and

(b)	to have been delivered on the day following its transmission.

17.5	Evidence of service

A certificate in writing signed by a Director or a Secretary stating that a document was sent to a Member by post or by fax or electronic transmission on a particular date is prima facie evidence that the document was so sent on that date.

17.6	Joint holders

A document may be given by the Company to the joint holders of a share by giving it to the joint holder first named in the Register in respect of the share.

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17.7	Persons entitled to shares

A person who by operation of law, transfer or other means whatsoever becomes entitled to any share is absolutely bound by every document given in accordance with this Part 17 to the person from whom that person derives title prior to registration of that person’s title in the Register.

18	Winding up

18.1	Distribution of assets

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company, divide among the Members in kind the whole or any part of the property of the Company and may for that purpose set such value as the liquidator considers fair on any property to be so divided and may determine how the division is to be carried out as between the Members or different classes of Members.

18.2	Powers of liquidator to vest property

The liquidator may, with the sanction of a special resolution of the Company, vest the whole or any part of any such property in trustees on such trusts for the benefit of the contributories as the liquidator thinks fit, but so that no Member is compelled to accept any shares or other securities in respect of which there is any liability.

18.3	Shares issued on special terms

Articles 18.1 and 18.2 do not prejudice or affect the rights of a Member holding shares issued on special terms and conditions.

19	Indemnity and insurance

19.1	Indemnity

The Company may indemnify any current or former Director, Secretary or executive officer of the Company or of a Related Body Corporate of the Company out of the property of the Company against:

(a)	every liability incurred by the person in that capacity (except a liability for legal costs); and

(b)	all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity, except to the extent that:

(c)	the Company is forbidden by statute to indemnify the person against the liability or legal costs; or

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(d)	an indemnity by the Company of the person against the liability or legal costs would, if given, be made void by statute.

19.2	Insurance

The Company may pay or agree to pay, whether directly or through an interposed entity, a premium for a contract insuring a person who is or has been a Director or Secretary or executive officer of the Company or of a Related Body Corporate of the Company against liability incurred by the person in that capacity, including a liability for legal costs, unless:

(a)	the Company is forbidden by statute to pay or agree to pay the premium; or

(b)	the contract would, if the Company paid the premium, be made void by statute.

19.3	Contract

The Company may enter into an agreement with a person referred to in articles 19.1 and 19.2 with respect to the matters covered by those articles. An agreement entered into pursuant to this article may include provisions relating to rights of access to the books of the Company conferred by the Corporations Act or otherwise by law.

20	Restricted Securities

20.1	Disposal during Escrow Period

Restricted Securities cannot be disposed of during the Escrow Period except as permitted by the Listing Rules or ASX.

The Company must not acknowledge a disposal (including by registering a transfer) of Restricted Securities during the Escrow Period except as permitted by the Listing Rules or ASX.

20.2	Breach of Restriction Agreement or Listing Rules

During a breach of the Listing Rules relating to Restricted Securities, or a breach of a Restriction Agreement, the holder of the Restricted Securities is not entitled to any dividend or distribution, or voting rights, in respect of the Restricted Securities.

21	Small Holdings

21.1	Divestment Notice

If the Directors determine that a Member is a Small Holder or a New Small Holder the Company may give the Member a Divestment Notice to notify the Member:

(a)	that the Member is a Small Holder or a New Small Holder, the number of Shares making up and the Market Value of the Small Holding or New Small Holding and the date on which the Market Value was determined;

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(b)	that the Company intends to sell the Relevant Shares in accordance with this article after the end of the Relevant Period specified in the Divestment Notice;

(c)	if the Member is a Small Holder, that the Member may at any time before the end of the Relevant Period notify the Company in writing that the Member desires to retain the Relevant Shares and that if the Member does so the Company will not be entitled to sell the Relevant Shares under that Divestment Notice; and

(d)	after the end of the Relevant Period the Company may for the purpose of selling the Relevant Shares that are in a CS Facility holding initiate a holding adjustment to move those Shares from that CS Facility holding to an Issuer Sponsored Holding or certificated holding.

If the Operating Rules of a CS Facility apply to the Relevant Shares, the Divestment Notice must comply with those Operating Rules.

21.2	Relevant Period

For a Divestment Notice given to a Small Holder, the Relevant Period must be at least six weeks from the date the Divestment Notice was given. For a Divestment Notice given to a New Small Holder, the Relevant Period must be at least seven days from the date the Divestment Notice was given.

21.3	Company can sell Relevant Shares

At the end of the Relevant Period the Company is entitled to sell on-market or in any other way determined by the Directors:

(a)	the Relevant Shares of a Member who is a Small Holder, unless that Member has notified the Company in writing before the end of the Relevant Period that the Member desires to retain the Relevant Shares, in which event the Company must not sell those Relevant Shares under that Divestment Notice; and

(b)	the Relevant Shares of a Member who is a New Small Holder.

21.4	No obligation to sell

The Company is not bound to sell any Relevant Shares which it is entitled to sell under this Part 21 but unless the Relevant Shares are sold within six weeks after the end of the Relevant Period the Company’s right to sell the Relevant Shares under the Divestment Notice relating to those Shares lapses and it must notify the Member to whom the Divestment Notice was given accordingly.

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21.5	Company as Member’s attorney

To effect the sale and transfer by the Company of Relevant Shares of a Member, the Member appoints the Company and each Director and Secretary jointly and severally as the Member’s attorney in the Member’s name and on the Member’s behalf to do all acts and things which the Company considers necessary or appropriate to effect the sale or transfer of the Relevant Shares and, in particular:

(a)	to initiate a holding adjustment to move the Relevant Shares from a CS Facility holding to an Issuer Sponsored Holding or a certificated holding; and

(b)	to execute on behalf of the Member all deeds instruments or other documents necessary to transfer the Relevant Shares and to deliver any such deeds, instruments or other documents to the purchaser.

21.6	Conclusive evidence

A statement in writing by or on behalf of the Company under this Part 21 is (in the absence of manifest error) binding on and conclusive against a Member. In particular, a statement that the Relevant Shares specified in the statement have been sold in accordance with this Part is conclusive against all persons claiming to be entitled to the Relevant Shares and discharges the purchaser from all liability in respect of the Relevant Shares.

21.7	Registering the purchaser

The Company must register the purchaser of Relevant Shares as the holder of the Relevant Shares transferred to the purchaser under this article. The purchaser is not bound to see to the application of any money paid as consideration. The title of the purchaser to the Relevant Shares transferred to the purchaser is not affected by any irregularity or invalidity in connection with the actions of the Company under this Part.

21.8	Payment of proceeds

Subject to article 21.9, where:

(a)	Relevant Shares of a Member are sold by the Company on behalf of the Member under this article; and

(b)	the certificate for the Relevant Shares (unless the Company is satisfied that the certificate has been lost or destroyed or the Relevant Shares are Uncertificated Securities) has been received by the Company, the Company must, within 60 days of the completion of the sale, send the proceeds of sale to the Member entitled to those proceeds by sending a cheque payable to the Member through the post to the address of the Member shown in the Register, or in the case of joint holders, to the address shown in the Register as the address of the Member whose name first appears in the Register. Payment of any money under this article is at the risk of the Member to whom it is sent.

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21.9	Costs

In the case of a sale of the Relevant Shares of a New Small Holder in accordance with this Part, the Company is entitled to deduct and retain from the proceeds of sale, the costs of the sale as determined by the Company. In any other case, the Company or a purchaser must bear the costs of sale of the Relevant Shares. The costs of sale include all stamp duty, brokerage and government taxes and charges (except for tax on income or capital gains of the Member) payable by the Company in connection with the sale and transfer of the Relevant Shares.

21.10	Remedy limited to damages

The remedy of a Member to whom this article applies, in respect of the sale of the Relevant Shares of that Member is expressly limited to a right of action in damages against the Company to the exclusion of any other right, remedy or relief against any other person.

21.11	Dividends and voting suspended

Unless the Directors determine otherwise, where a Divestment Notice is given to a New Small Holder in accordance with this Part, then despite any other provision in this Constitution, the rights to receive payment of dividends and to vote attached to the Relevant Shares of that Member are suspended until the Relevant Shares are transferred to a new holder or that Member ceases to be a New Small Holder. Any dividends that would, but for this article, have been paid to that Member must be held by the Company and paid to that Member within 60 days after the earlier of:

(a)	the date the Relevant Shares of that Member are transferred; and

(b)	the date that the Relevant Shares of that Member cease to be subject to a Divestment Notice.

21.12	Twelve month limit

If it is a requirement of the Listing Rules, the Company must not give a Small Holder more than one Divestment Notice in any 12 month period (except as contemplated by article 21.13).

21.13	Effect of takeover bid

From the date of the announcement of a takeover bid for the Shares until the close of the offers made under the takeover bid, the Company’s powers under this Part to sell Relevant Shares of a Member cease. After the close of the offers under the takeover bid, the Company may give a Divestment Notice to a Member who is a Small Holder or a New Small Holder, despite article 21.12 and the fact that it may be less than 12 months since the Company gave a Divestment Notice to that Member.

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21.14	Definitions

In this Part 21:

Divestment Notice means a notice given under article 21.1 to a Small Holder or a New Small Holder;

Market Value in relation to a Share means the closing price on SEATS of the Share;

New Small Holder is a Member who is the holder or a joint holder of a New Small Holding;

New Small Holding means a holding of Shares created after the date on which Part 21 came into effect by the transfer of a parcel of Shares the aggregate Market Value of which at the time a proper transfer was initiated or a paper based transfer was lodged, was less than a marketable parcel of Shares as provided under the Listing Rules;

Relevant Period means the period specified in a Divestment Notice under article 21.2;

Relevant Shares are the Shares specified in a Divestment Notice;

Shares for the purposes of Part 21 are shares in the Company all of the same class;

Small Holder is a Member who is the holder or a joint holder of a Small Holding; and

Small Holding means a holding of Shares the aggregate Market Value of which at the relevant date is less than a marketable parcel of Shares as provided under the Listing Rules.

22	Definitions and interpretation

22.1	Definitions

In this Constitution unless the contrary intention appears:

Alternate Director means a person appointed as an alternate director under article 11.8.

ASX means Australian Stock Exchange Limited.

Committee means a committee of Directors constituted under article 10.6.

Company means Orbital Engine Corporation Limited.

Constitution means this constitution as amended from time to time, and a reference to an article is a reference to an article of this Constitution.

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Corporations Act means the Corporations Act 2001 (Cwlth).

CS Facility has the same meaning as prescribed CS facility in the Corporations Act.

CS Facility Operator means the operator of a CS Facility.

Director means a person holding office as a director of the Company, and where appropriate includes an Alternate Director.

Directors means all or some of the Directors acting as a board.

Executive Director means a person appointed as an executive director under article 10.8.

Issuer Sponsored Holding means a holding on an electronic sub-register maintained by the Company in accordance with the Listing Rules.

Listing Rules means the Listing Rules of ASX and any other rules of ASX which are applicable to the Company while the Company is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

Managing Director means a person appointed as a managing director under article 10.8.

Member means a person entered in the Register as a holder of shares in the capital of the Company.

Operating Rules means the operating rules of a CS Facility regulating the settlement, clearing and registration of uncertificated shares as amended, varied or waived (whether in respect of the Company or generally) from time to time.

Part means a Part of this Constitution.

Prescribed Interest Rate means the rate determined by the Directors for the purpose of this Constitution, and in the absence of a determination means 12% per annum.

Register means the register of Members of the Company under the Corporations Act and, if appropriate, includes a branch register.

Registered Office means the registered office of the Company.

Related Body Corporate has the same meaning as related body corporate has in the Corporations Act.

Representative means a person appointed to represent a corporate Member at a general meeting of the Company in accordance with the Corporations Act.

Restriction Agreement means a restriction agreement within the meaning and for the purposes of the Listing Rules.

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Secretary means a person appointed under article 12.1 as a secretary of the Company and where appropriate includes an acting secretary and a person appointed by the Directors to perform all or any of the duties of a secretary of the Company.

State means the State or Territory in which the Company is for the time being registered.

22.2	Interpretation

In this Constitution unless the contrary intention appears:

(a)	(gender) words importing any gender include all other genders;

(b)	(person) the word person includes a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association or an authority;

(c)	(singular includes plural) the singular includes the plural and vice versa;

(d)	(regulations) a reference to a law includes regulations and instruments made under the law;

(e)	(amendments to statutes) a reference to a law or a provision of a law includes amendments, re-enactments or replacements of that law or the provision, whether by the State or the Commonwealth of Australia or otherwise;

(f)	(from time to time) a power, an authority or a discretion reposed in a Director, the Directors, the Company in general meeting or a Member may be exercised at any time and from time to time;

(g)	(amount paid) a reference to an amount paid on a share includes an amount credited as paid on that share;

(h)	(signed) where, by a provision of this Constitution, a document including a notice is required to be signed, that requirement may be satisfied in relation to an electronic communication of the document in any manner permitted by law or by any State or Commonwealth law relating to electronic transmissions or in any other manner approved by the Directors; and

(i)	(writing) “writing” and “written” includes printing, typing and other modes of reproducing words in a visible form including, without limitation, any representation of words in a physical document or in an electronic communication or form or otherwise.

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22.3	Corporations Act

In this Constitution unless the contrary intention appears:

(a)	an expression has, in a provision of this Constitution that deals with a matter dealt with by a particular provision of the Corporations Act, the same meaning as in that provision of the Corporations Act; and

(b)	“section” means a section of the Corporations Act.

22.4	Listing Rules interpretation

In this Constitution, unless the contrary intention appears the expressions “closing price on SEATS”, “Takeover Bid”, “Uncertificated Securities”, “disposed of”, “disposed”, “Escrow Period” and “Restricted Securities” have the same meaning as in the Listing Rules.

22.5	Headings and Parts

Headings are inserted for convenience and are not to affect the interpretation of this Constitution.

This Constitution is divided into Parts as indicated by its Contents.

22.6	Replaceable rules not to apply

The provisions of the Corporations Act that apply as replaceable rules are displaced by this Constitution and accordingly do not apply to the Company.

22.7	Currency

The Directors may:

(a)	differentiate between Members as to the currency in which any amount payable to a Member is paid (whether by way of or on account of dividends, repayment of capital, participation in surplus property of the Company or otherwise);

(b)	determine to pay a distribution in a currency other than Australian and the amount payable will be converted from Australian currency in any manner, at any time and at any exchange rate as the Directors think fit; and

(c)	in deciding the currency in which a payment is to be made to a Member, have regard to the registered address of the Member, the register on which a Member’s shares are registered and any other matters as the Directors consider appropriate.

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22.8	Application of Listing Rules

In this Constitution a reference to the Listing Rules only applies while the Company is on the official list of ASX.

While the Company is on the official list of ASX:

(a)	despite anything contained in this Constitution, if the Listing Rules prohibit an act being done, the act must not be done;

(b)	nothing contained in this Constitution prevents an act being done that the Listing Rules require to be done;

(c)	if the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done as the case may be;

(d)	if the Listing Rules require this Constitution to contain a provision and it does not contain such a provision, this Constitution is taken to contain that provision;

(e)	if the Listing Rules require this Constitution not to contain a provision and it contains such a provision, this Constitution is taken not to contain that provision; and

(f)	if any provision of this Constitution is or becomes inconsistent with the Listing Rules, this Constitution is taken not to contain that provision to the extent of the inconsistency.

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Constitution

Schedule 1 - Rights attaching to preference shares

1	Terms of preference shares

The Company may issue preference shares under article 1.2 on the following terms:

(a)	each preference share confers on the holder a right to receive a preferential dividend at the rate and on the basis decided by the Directors under the terms of issue;

(b)	in addition to the preferential dividend, each preference share may participate with the ordinary shares in profits if, and to the extent that, the Directors decide under the terms of issue;

(c)	the preferential dividend is cumulative unless, and to the extent that, the Directors decide otherwise under the terms of issue;

(d)	each preference share confers on its holder:

(i)	the right to the preferential dividend in priority to the payment of any dividend on any other class of shares; and

(ii)	the right in a winding up or on redemption to payment in cash in priority to any other class of shares of:

(A)	the amount of any dividend accrued but unpaid on the share at the date of winding up or the date of redemption; and

(B)	any amount paid on the share;

(e)	unless otherwise decided by the Directors under the terms of issue, a preference share does not confer on its holder any right to participate in the profits or property of the Company except as set out in this schedule;

(f)	to the extent that the Directors decide under the terms of issue, a preference share may confer a right to a bonus issue or capitalisation of profits in favour of holders of those shares only;

(g)	a preference share does not entitle its holder to vote at any general meeting of the Company except:

(i)	on a proposal:

(A)	to reduce the share capital of the Company;

(B)	that affects rights attached to the share;

(C)	to wind up the Company; or

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(D)	for the disposal of the whole of the property, business and undertaking of the Company;

(ii)	on a resolution to approve the terms of a buy back agreement;

(iii)	during a period in which a dividend or part of a dividend on the share is in arrears;

(iv)	during the winding up of the Company; and

(v)	in any other circumstance the Directors determine at the time of issue; and

(h)	each preference share confers on its holder the same rights as those conferred by the Constitution upon the holders of ordinary shares in relation to receiving notices of general meetings, reports, balance sheets and accounts and of attending and being heard at all general meetings of the Company.

2	Foreign Currency

Where any amount is payable by the Company to the holder of a preference share in a currency other than Australian dollars, and the amount is not paid when due or the Company has commenced winding up, the holder may give notice to the Company requiring payment of an amount in Australian dollars equal to the foreign currency amount calculated by applying the reference rate on the date of payment for the sale of the currency in which the payment is to be made for Australian dollars. Reference rate means the rate applicable in the market and at the time determined by the Directors before allotment of those preference shares and specified in the terms of issue for those preference shares.

3	Conversion to ordinary shares

A preference share which, in accordance with its terms of issue, may be converted into an ordinary share will, at the time of conversion and without any further act, have the same rights as a fully paid ordinary share and rank equally with other fully paid ordinary shares on issue. This is subject to the terms of issue of the preference share in relation to entitlement to ordinary dividends paid after conversion. In addition, the terms of issue of the preference share may provide for the issue of additional ordinary shares on conversion as determined by the Directors.

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